Exhibit 11.1


Colonial Downs Holdings, Inc.
Computation of Earnings Per Common Share




                                                 Year Ended December 31
                                 ------------------------------------------------
                                     1996       1995         1994         1993
                                     ----       ----         ----        -----
Earnings
  Net loss.....................  $     (645) $     (320)  $      (19)  $      (17)
                                 ==========  ==========   ==========   ==========

Shares
  Weighted average number of
    common shares outstanding..   3,000,000   3,000,000    3,000,000    3,000,000
                                 ==========  ==========   ==========   ==========

  Earnings per common share....  $    (0.22) $    (0.11)  $    (0.01)  $    (0.01)
                                 ==========  ==========   ==========   ==========



Pro forma earnings per common share(1)

                                    Year Ended December 31
                                  --------------------------
                                      1996
                                      ----
Earnings
  Net loss.....................    $     (645)
  Deduct interest expense
    applicable to outstanding
    shareholder debt...........    $      183
                                   ----------
Pro forma net loss.............    $     (462)
                                   ==========


Shares
  Weighted average number of
    common shares outstanding..     3,000,000

  Add - shares required to
    repay outstanding
    shareholder debt of
    $5.1 million...............       555,847
                                   ----------

  Weighted average number of
    common shares outstanding
    as adjusted ...............     3,555,847
                                   ==========

Pro forma net loss per common
  share........................    $    (0.13)
                                   ==========

(1) Reflects the per share data and weighted average number of shares outstanding giving effect to the issuance of only that number of shares needed to generate the portion of the net proceeds used to repay debt, and elimination of interest expense, as if the repayment had occurred at the beginning of the latest year.